Exhibit 10.2  Consulting Agreement of Brian McGowan


                        CONSULTING AGREEMENT

This Agreement, entered into this 25 day of June 2002, is by and between STAMPEDE WORLDWIDE INC (the "Company"), and Brian McGowan, an individual (the "Consultant").

                              RECITALS:

     WHEREAS, the Company wishes to compensate the Consultant for services.

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     2. Engagement of Consultant. The Company hereby engages the Consultant to perform the following services as an independent contractor for the Company (hereinafter the "Consulting Services"):

          (a)   Create new projects;

          (b)   Coordinate new sales activities.
          (c)   Assist in sales activities with clients;

          (d)   Develop a team for promoting the new projects;

          (e) Perform such other services as designated by the president of the Company and agreed to by the Consultant.

     3. Compensation. As consideration for the services to be performed under subsections (a) through (d) of Section 2 of this Agreement, the Company shall pay to the Consultant $22,500. All consideration is due upon the signing of this agreement. The Company can convert the money owed into 750,000 common shares registered on Form S-8 ("Common Stock"), using the closing bid price of the stock on the date of this agreement. For additional services performed under subsection (e) of Section 2, the parties shall designate in writing the form of the consideration to be paid for such additional services prior to commencing such services. If the Company requires participation by consultant at out of town meetings, the Company agrees to provide pre-paid travel and lodging, and additionally agrees to pay to consultant a day rate of $1,000 per day

     4. Personal Services. The services and compensation therefore hereunder shall be strictly in accordance herewith and personal to consultant and shall not be treated as compensation to OTC Success or for fundraising or market development of the Company's stock.

     5. Term and Termination. The term of this Agreement shall be deemed to have commenced on June 25, 2002, and shall terminate on June 25, 2003, unless extended by the parties. This Agreement may be terminated by the Company upon ten days' prior written notice, provided that regardless of when terminated by the Company, the compensation payable pursuant to this Agreement shall be deemed to have been earned as of the date of this Agreement.

     6.   Covenants of the Consultant.

          (a) Confidential Information. The Consultant recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") may be made available or otherwise come into the possession of the Consultant by reason of his services performed for the Company. Accordingly, the Consultant agrees that he will not (either during or after the term of this Agreement) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Company. The Consultant shall, upon termination of this Agreement, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 5(a), Consultant's obligations under this subsection shall not, after termination of this Agreement, apply to information which has become generally available to the public without any action or omission of the Consultant (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection).

          (b) Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively the "Records"), whether prepared by the Consultant or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination this Agreement, or at any other time specified by the Company. The retention and use by the Consultant of duplicates in any form of Records after termination of this Agreement is prohibited.

     7. Nature of Relationship. The parties intend that Consultant be an independent contractor and not an agent or employee of the Company. The Company shall not provide office space or office materials to Consultant to provide the services set forth in this Agreement. Except for the compensation to be provided herein, Consultant shall not be entitled to any of the benefits provided by the Company to its employees. Consultant shall be responsible for and shall pay any and all state, federal, or local taxes on compensation paid to the Consultant hereunder.

     8.   Miscellaneous Provisions.

          (a) Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, the Previous Agreement. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

          (b) Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed tot he other party at the address set forth below and shall be conclusively deemed to have been duly given when:

                (i)   Hand-delivered to the other party; or

                (ii) Received when sent by telex or facsimile at the address and number set forth below; the next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

                         Consultant:

                               Brian McGowan
                               10421 Oakland NE
                               Albuquerque NM 87122

                            Company:

                               Stampede Worldwide Inc.
                               3910 Riga Blvd.
                               Tampa, Florida 33619

          (c) Dispute Resolution. The purpose and intent of the parties is to resolve their disputes expeditiously, and in a financially reasonable manner; and further that the parties will meet personally, and directly and in good faith to discuss how to proceed with dispute resolution and with that purpose and intent in mind. Any dispute between the parties to this Agreement or any other controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and resolved by binding arbitration in Albuquerque, New Mexico. Such arbitration shall be conducted upon the request of any party, before a single arbitrator, selected by the parties or, failing agreement on a choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated pursuant to the Uniform Arbitration Act, NMSA 44-7-1 et seq. Once the arbitrator is selected, but as a condition precedent to proceeding with arbitration, the parties shall engage on a good-faith best efforts basis (i) in direct fact-to-face negotiations, and failing resolution by negotiation, then (ii) mediation and, failing mediation, then (iii) arbitration. Such arbitration shall be in accordance with the laws of the State of New Mexico and pursuant to the Uniform Arbitration Act, and subject to the Federal Rules of Civil Procedure as the arbitrator may determine. The arbitration shall be conducted within sixty (60) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorney fees) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to pursue the foregoing dispute resolution provisions shall survive the termination or cancellation of this Agreement. Arbitration pursuant to the foregoing shall be specifically enforceable under prevailing arbitration law of the State of New Mexico. The decision of the arbitrator shall be final and binding upon the parties and enforceable in a court of competent jurisdiction.

          (d) Assignment. Neither party to this Agreement may assign its or his rights or obligations hereunder without the prior written consent of the other party to this Agreement.

          (e) Counterparts. Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          (f) Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

          (g) Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

          (h) Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

          (i) Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

          (j) Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of New Mexico as applied in contracts that are executed and performed entirely in the State of New Mexico.

          (k) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

By:

STAMPEDE WORLDWIDE, INC
  /s/John V. Whitman, Jr.
  -----------------------
  John V. Whitman, Jr.,
  Chief Executive Officer

  /s/Brian McGowan
  ----------------
  Brian McGowan,
  Individually